Exhibit 10.18

SHARE ESCROW AGREEMENT

This SHARE ESCROW AGREEMENT, dated as of [●], 2021 (“Agreement”), by and among NET ELEMENT, INC., a Delaware corporation (“Parent” or “Net Element”), [●], the representative of the shareholders of Parent (the “Parent Representative”), MULLEN AUTOMOTIVE, INC., a California corporation (the “Company” or “Mullen Automotive”), and [●], a [New York] limited liability trust company (“Escrow Agent”). Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, Parent, Mullen Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Mullen Technologies, Inc., a California corporation (“Mullen Technologies”) have entered to that certain Second Amended and Restated Agreement and Plan of Merger, dated as of July [●], 2021 (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Mullen Automotive, with Mullen Automotive surviving as a wholly-owned subsidiary of Net Element (the “Merger”);

WHEREAS, on July 23, 2020 the Company issued to Drawbridge Investments LLC (“Drawbridge”) a secured convertible promissory note in the principal sum of $23,831,554 bearing interest at 28% per annum, compounded monthly (the “Drawbridge Convertible Note”), and due and payable on or before July 23, 2022 (the “Maturity Date”), which at Drawbridge’s election, all or a portion of the interest due may be payable in kind, with such interest amount added to and made a part of the outstanding principal amount of the loan;

WHEREAS, the Drawbridge Convertible Note is convertible into that number of shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) equal to the number obtained by dividing the outstanding principal balance of the Drawbridge Convertible Note to be so converted by the greater of $10.00 or 70% of the lowest closing sales price on the Nasdaq CM (or principle market if not traded on the Nasdaq CM) of shares of common stock par value $0.001 per share, of the Company (“Company Common Stock”) or Parent Common Stock following the Merger for the three consecutive trading days prior to the date of conversion;

WHEREAS, the Company also issued to Drawbridge five year warrants (the “Drawbridge Warrants”) exercisable for up to an aggregate of approximately 40,892,635 shares of Company Common Stock (the “Warrant Shares”) at a per share exercise price of $0.6877;

WHEREAS, pursuant to the Merger, the Drawbridge Convertible Note and Drawbridge Warrants will be assumed by Parent and, subsequent to the Merger, will be convertible and exercisable, as applicable, into shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”); and

WHEREAS, the Parent, the Company and the Parent Representative desire that the Escrow Agent accept the deposit of (a) an aggregate of [●] shares of Parent Common Stock issuable upon conversion of the Drawbridge Convertible Note (the “Note Shares”) and (b) the Warrant Shares, which shares will be disbursed as hereinafter provided.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Appointment of Escrow Agent. The Company, the Parent and the Parent Representative hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. At the Merger Effective Time, Parent shall issue to David Michery, as trustee for the benefit of the Distributees (as defined in Section 4.3 hereof), and deliver to the Escrow Agent the Note Shares and the Warrant Shares (the “Escrow Shares”), along with any other dividends, distributions or other income (other than regular ordinary dividends) paid with respect to the Escrow Shares, to be held in a segregated escrow account (the “Escrow Account”) and disbursed subject to the terms and conditions of this Agreement.

3. Escrow Shares. During the term of this Agreement, no party shall have the right to exercise any voting rights with respect to any of the Escrow Shares and the Escrow Agent shall not vote any of the shares comprising the Escrow Shares. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the Parent Common Stock, other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis.

4. Disbursement of the Escrow Shares.

4.1 Disbursement of the Note Shares.

(a)         The Escrow Agent shall hold the Note Shares during the period commencing on the date hereof ending on the earlier of (i) delivery by Drawbridge to Parent of a notice of conversion of the Drawbridge Note (a “Conversion Notice”) and (ii) on each of the Maturity Date of the Drawbridge Convertible Note or such earlier date when all outstanding amounts owed such Note are paid in full (the “Note Repayment”).

(b)         If Drawbridge delivers a Conversion Notice indicating the number of shares of Parent Common Stock to be issued upon such conversion, then such equivalent number of Note Shares in the Escrow Account shall be immediately cancelled without further action from any party to this Agreement.

(c)         Upon the Note Repayment, the Escrow Agent shall deliver to the Parent that portion of the balance of the Note Shares remaining in the Escrow Account, if any, relating to and underlying the Drawbridge Convertible Note (the “Balance Shares”) for distribution/reissuance to the holders (the “Distributees”) of the Company Common Stock, Company Series C Preferred Stock and Company Series A Preferred Stock as of the Merger Effective Time pro rata in proportion to each of their percentage holdings of the Company on a fully converted basis and fully diluted (excluding the Company Series B Preferred Stock, the Drawbridge Conversion Shares and Investor Warrants) as of the Closing Date as more fully set forth in Schedule A of the Merger Agreement (each of such pro rata percentage is referred to as the “Common Stock Percentage”, “Series C Percentage” and Series A Percentage”, respectively). With respect to the Balance Shares, the Escrow Agent, upon written notice from the parties to this Agreement, shall take the following actions: (i) with respect to holders of Company Common Stock, the Escrow Agent shall release to such holders pro rata that percentage of the Balance Shares equal to the Common Stock Percentage, (ii) with respect to the holders of Company Series C Preferred Stock, the Escrow Agent shall cancel that number of Note Shares equal to the Series C Percentage and the Parent shall issue to holders of Company Series C Preferred Stock, pro rata, that number of newly shares of Parent Series C Preferred Stock which converts into the Series C Percentage of the Balance Shares, and (iii) with respect to the holders of Company Series A Preferred Stock, the Escrow Agent shall cancel that number of Note Shares equal to the Series A Percentage and Parent shall issue to holders of Company Series A Preferred Stock, pro rata, that number of newly shares of Parent Series A Preferred Stock which converts into the Series A Percentage of the Balance Shares. In each case, all shares of Parent Common Stock, Parent Series C Preferred Stock and Parent Series A Preferred Stock shall be issued or disbursed to David Michery, as trustee for the benefit of the Distributees.

4.2         Disbursement of the Warrant Shares.

(a)         The Escrow Agent shall hold the Warrant Shares during the period commencing on the date hereof ending on the earlier of (i) delivery by Drawbridge to Parent of a notice of exercise of the Drawbridge Warrants (an “Exercise Notice”) and (ii) the expiration of the Drawbridge Warrants (the “Warrant Exercise”).

(b)         If Drawbridge delivers to Parent an Exercise Notice indicating the number of shares of Parent Common Stock that it is purchasing pursuant to the terms of the Drawbridge Warrant, then such number of Warrant Shares in the Escrow Account shall be immediately cancelled without further action from any party to this Agreement; provided, however, to the extent that Drawbridge exercises the Drawbridge Warrant pursuant to a cashless exercise provision as provided therein, then the number of Warrant Shares representing the aggregate payment of the exercise price shall be issued or disbursed to David Michery, as trustee for the benefit of the Distributees.

(c)         If the Drawbridge Warrant is not exercise by Drawbridge and it expires at the end of its five year term, then all Warrant Shares shall be issued or disbursed to David Michery, as trustee for the benefit of the Distributees.

4.3         The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 4.

5. Representations and Warranties.

5.1 Each of the Parent and the Company represents and warrants that it is duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

5.2 Each of the Parent and the Company represents and warrants that this Agreement has been duly approved by all necessary corporate action, including any necessary shareholder approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

5.3 The Parent shall at all times reserve and keep available out of its authorized Parent Common Stock, Parent Series C Preferred Stock and Parent Series A Preferred Stock, solely for the purpose of issuance pursuant to the terms of this Agreement, such number of shares of Parent Common Stock, Parent Series C Preferred Stock and Parent Series A Preferred Stock as shall be issuable pursuant to the terms of this Agreement. The Parent covenants and agrees that, upon issuance in accordance with the terms hereby, the Escrow Shares and shares of Parent Common Stock, Parent Series C Preferred Stock and Parent Series A Preferred Stock, shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any shareholder.

5.4 Parent Representative represents and warrants that they have been duly appointed by, and are the duly authorized representative of, the shareholders of Parent.

6. Concerning the Escrow Agent.

6.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

6.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 6.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 6.5 or 6.6 below.

6.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

6.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

6.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 90 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

6.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 6.5.

6.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Escrow Account and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Escrow Account for any reason whatsoever.

7. Miscellaneous.

7.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

7.2   Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

7.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

7.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns; provided, that the Escrow Agent may not assign this Agreement without the prior written consent of the Company.

7.5 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, or by e-mail as described below, and shall be deemed given when so delivered personally or by e-mail or, if mailed or sent by private national courier service, two days after the date of mailing or the date of delivery to the private national courier service, as follows:

if to Parent:

Net Element, Inc.

3363 NE 163rd St., Suite 606

North Miami Beach, Florida 33160

Attention: Oleg Firer, CEO and Steven Wolberg, Chief Legal Officer

Email: ofirer@netelement.com and swolberg@netelement.com

if to the Company:

Mullen Automotive, Inc.

1405 Pioneer Street

Brea, California 92821

Attention: David Michery, CEO

Email: david@mullenusa.com

If to the Parent Representative:

[●]

And if to the Escrow Agent, to:

[●]

Attn:

The parties hereto consent to the delivery of notices or other communication by electronic transmission at the e-mail address set forth below the respective party’s name in Section 7.5 hereto. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party agrees to promptly notify the other parties of any change in its e-mail address, and that failure to do so shall not affect the foregoing. The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

NET ELEMENT, INC.

By:
Name: Oleg Firer
Title: Chief Executive Officer

PARENT REPRESENTATIVE

Name:

MULLEN AUTOMOTIVE, INC.,

By:
Name: David Michery
Title: Chief Executive Officer

[ESCROW AGENT]

By:
Name:
Title: